Exhibit 99.1

Public Relations

470 Park Avenue South, New York, NY 10016 (212) 725-4500	NEWS

FOR IMMEDIATE RELEASE
Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS FIRST QUARTER RESULTS

RONKONKOMA, N.Y. — January 28, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal first quarter ended December 31, 2008.

For the fiscal first quarter ended December 31, 2008, net sales were $661 million compared to $511 million for the fiscal first quarter ended December 31, 2007, an increase of $150 million or 29%.  Included in this total are net sales from Leiner Health Products of $131 million and $35 million in net sales from Julian Graves, two acquisitions completed in the fiscal fourth quarter of 2008.  Net income for the fiscal first quarter ended December 31, 2008, was $13.5 million, or $0.21 per diluted share, compared to $46 million, or $0.67 per diluted share, for the fiscal first quarter ended December 31, 2007.

The decline in net income reflects lower gross profit margins due to higher raw material costs which were not offset by higher prices charged to customers, weakness in foreign exchange rates and the costs associated with the write off and termination of Direct Response information technology programs which were ineffective and uneconomical.

Overall gross profit margins for the fiscal first quarter of 2009 decreased to 41% from 53% for the fiscal first quarter of 2008.  As previously discussed, a portion of this decrease was anticipated due to lower gross margins on Leiner private label business.  Additional cost pressures occurred at the time of the Leiner acquisition in July 2008, when Leiner inventory levels were not adequate to maintain customer fulfillment levels.  At the same time, certain raw material costs were increasing due to tight supply and inflationary pressures.  In order to maintain customer fulfillment levels, the Company was forced to purchase products at these higher costs.  The Company made a conscious decision not to pass along these costs to customers until acceptable fulfillment levels were reached.  The Company has attained acceptable fulfillment levels.

The decline in both the British pound sterling and the Canadian dollar also negatively impacted this fiscal first quarter net income.  The British pound sterling declined 23% and the Canadian dollar declined 19% compared to the prior like quarter.  Without these fluctuations in exchange rates, earnings per diluted share would have been $0.15 higher for this fiscal first quarter of 2009.

As a result of the replacement of operating management in the Direct Response/E-Commerce division, it was determined that newly purchased and partially installed Internet and computer programs were ineffective in generating new customers and were discontinued.  Accordingly, the Company recorded an $8.6 million pre-tax charge, or $0.09 per diluted share.

The Company’s balance sheet continues to be strong and well capitalized.  At December 31, 2008, working capital was $539 million, total assets were $1.9 billion and $290 million remained undrawn under the Company’s $325 million Revolving Credit Facility.  Adjusted EBITDA for the fiscal first quarter of 2009 was $53 million, compared to $87 million for the fiscal first quarter of 2008.

OPERATIONS FOR THE FISCAL FIRST QUARTER ENDED DECEMBER 31, 2008

Net sales for the Wholesale/US Nutrition division, which markets various brands including Nature’s Bounty, Osteo Bi-Flex, Rexall, Ester-C and Leiner products, increased $148 million, or 57%, to $407 million from $259 million for the prior like quarter.  Leiner contributed $131 million in net sales for the fiscal first quarter, without which, net sales for this division would have increased 7%.  In the fiscal first quarter, the Company incurred approximately $5 million of Leiner non-manufacturing payroll costs, in addition to certain other integration costs.  The Company expects these payroll costs as well as other integration costs to be eliminated by July 2009.

Gross profit for the Wholesale operation decreased to 28% from 44% for the prior like quarter.  Operating results were adversely affected by higher raw material costs which were not offset by higher prices charged to customers.  While the gross profit percentage decreased during this period, the Company continued to increase its market share.  The Nielsen Company tracks industry-wide sales of vitamins, minerals, herbs and other supplements in the food, drug and mass market sectors.  For the thirteen week period ended December 27, 2008, Nielsen reported an increase in the entire category of 8%.  According to Nielsen, for that same period, the Company’s Wholesale brands reported a 13% increase.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division, comprised of Vitamin World Stores in the United States and LeNaturiste stores in Canada, decreased $8 million, or 14% to $48 million for the fiscal first quarter ended December 31, 2008 compared with $56 million for the prior like quarter.  These results reflect the difficult retail environment in the US and Canada.  Same store sales for North American Retail decreased 11% for the fiscal first quarter of 2009.   Vitamin World was profitable for the fiscal first quarter of 2009 while LeNaturiste operated at a loss.  During fiscal 2009 LeNaturiste will focus on increasing gross margins by utilizing more in-house manufactured products and more targeted promotions.

During the fiscal first quarter of 2009, the North American Retail division closed 1 Vitamin World store and added 10 new stores.  At the end of the fiscal first quarter of 2009, the North American Retail division operated a total of 531 stores, consisting of 447 Vitamin World stores in the United States and 84 LeNaturiste stores in Canada.

European Retail net sales for the fiscal first quarter ended December 31, 2008 decreased $3 million, or 2% to $156 million compared to $159 million for the prior like quarter.  Julian Graves contributed sales of $35 million, without which, net sales would have decreased 24%.

As previously announced, the Julian Graves acquisition continues to be the subject of an inquiry from the UK Office of Fair Trading for potential anti-trust implications.  In conjunction with this inquiry, Julian Graves has not been integrated with the Company’s European operations.  European Retail division same store sales in local currency decreased 3% from the prior like period.

The European Retail division continues to leverage its premier status, high street locations and brand awareness in a difficult retail environment. The European Retail division consists of 529 Holland & Barrett stores, 346 Julian Graves stores and 31 GNC stores in the UK, 21 Nature’s Way stores in Ireland, and 71 DeTuinen stores in the Netherlands for a total of 998 stores in Europe.  During the fiscal first quarter of 2009 the European Retail division opened 3 Holland & Barrett stores and 2 Nature’s Way stores.  In addition, 4 Holland & Barrett franchise stores were opened in South Africa during this period.

Net sales from Direct Response/E-Commerce operations for the fiscal first quarter of 2009 increased $12 million, or 32% to $49 million from $37 million for the fiscal first quarter of 2008.  As this division varies its promotional strategy throughout the fiscal year, its results should be viewed on an annual and not quarterly basis.

Online sales represented 47% of total Direct Response/E-Commerce sales for this fiscal first quarter of 2009 compared to 40% in the prior like quarter.  This increase reflects on-going efforts to garner greater online consumer sales and to capitalize on the continuing surge in shopping via the web.  Puritan’s Pride views the Internet as the driver of future growth.  Puritan’s Pride is the leader in the Direct Response and E-Commerce sectors and continues to increase the number of products available via its catalog and web sites.

NBTY Chairman and CEO, Scott Rudolph, said:  “We experienced an exceptionally difficult quarter in which profitability was impacted by inflationary pressures, foreign exchange declines and the IT write off.  We are committed to expanding our position as the global leader in the nutritional supplement industry, garnering greater market share and generating long-term growth, while remaining committed to putting our customers first.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months
	ended December 31,
(In thousands, except per share amounts)	2008	2007

Net sales	$660,552	$510,858

Costs and expenses:
Cost of sales	388,503	240,331
Advertising, promotion and catalog	31,291	34,169
Selling, general and administrative	195,901	168,123
IT project termination costs	8,647	—
	624,342	442,623

Income from operations	36,210	68,235

Other income (expense):
Interest	(9,489)	(3,862)
Miscellaneous, net	(5,633)	4,887
	(15,122)	1,025

Income before provision for income taxes	21,088	69,260

Provision for income taxes	7,613	23,438

Net income	$13,475	$45,822

Net income per share:
Basic	$0.22	$0.68
Diluted	$0.21	$0.67

Weighted average common shares outstanding:
Basic	61,600	66,903
Diluted	63,114	68,786

NET SALES

(Unaudited)

	THREE MONTHS ENDED DECEMBER 31,
			Percentage
(In thousands)	2008	2007	Change

Wholesale / US Nutrition	$406,966	$258,935	57%

North American Retail	48,438	56,182	-14%

European Retail	156,026	158,597	-2%

Direct Response / E-Commerce	49,122	37,144	32%

Total	$660,552	$510,858	29%

GROSS PROFIT

PERCENTAGES

(Unaudited)

	THREE MONTHS ENDED DECEMBER 31,
			Increase
	2008	2007	- Decrease

Wholesale / US Nutrition	28%	44%	-16%

North American Retail	67%	59%	8%

European Retail	63%	63%	0%

Direct Response / E-Commerce	59%	63%	-4%

Total	41%	53%	-12%

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

	THREE MONTHS ENDED DECEMBER 31, 2008
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$42,014	$3,724	$—	$47	$45,785

North American Retail	247	752	—	24	1,023

European Retail	26,171	3,561	—	52	29,784

Direct Response / E-Commerce	2,204	1,265	—	4,685	8,154

Segment Results	70,636	9,302	—	4,808	84,746

Corporate / Manufacturing	(49,548)	8,219	9,489	562	(31,278)

Total	$21,088	$17,521	$9,489	$5,370	$53,468

	THREE MONTHS ENDED DECEMBER 31, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$53,981	$2,694	$—	$—	$56,675

North American Retail	(864)	850	—	350	336

European Retail	35,067	3,063	—	—	38,130

Direct Response / E-Commerce	7,123	1,366	—	—	8,489

Segment Results	95,307	7,973	—	350	103,630

Corporate / Manufacturing	(26,047)	5,959	3,862	—	(16,226)

Total	$69,260	$13,932	$3,862	$350	$87,404

** SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES. IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	September 30,
(In thousands, except per share amounts)	2008	2008

Current assets:
Cash and cash equivalents	$52,698	$90,180
Accounts receivable, net	139,856	122,878
Inventories	608,354	585,239
Deferred income taxes	25,355	25,098
Other current assets	49,692	75,971

Total current assets	875,955	899,366

Property, plant and equipment, net	399,428	419,066
Goodwill	324,064	342,379
Intangible assets, net	222,502	230,424
Other assets	38,390	45,123

Total assets	$1,860,339	$1,936,358

Current liabilities:
Current portion of long-term debt	$32,575	$33,309
Accounts payable	134,981	120,620
Accrued expenses and other current liabilities	169,085	172,035
Total current liabilities	336,641	325,964

Long-term debt, net of current portion	501,960	538,402
Deferred income taxes	32,631	49,139
Other liabilities	32,632	24,657
Total liabilities	903,864	938,162

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 61,600 shares at December 31, 2008 and 61,599 at September 30, 2008, respectively	493	493
Capital in excess of par	141,698	140,990
Retained earnings	852,543	839,068
Accumulated other comprehensive (loss) income	(38,259)	17,645
Total stockholders’ equity	956,475	998,196

Total liabilities and stockholders’ equity	$1,860,339	$1,936,358

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months ended December 31,
(In thousands)	2008	2007
Cash flows from operating activities:
Net income	$13,475	$45,822
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of property, plant and equipment	487	462
Depreciation and amortization	17,521	13,932
IT write-off costs	4,667	—
Foreign currency transaction loss (gain)	5,886	(1,299)
Stock-based compensation	702	—
Amortization and write-off of deferred charges	316	186
Allowance for doubtful accounts	1,361	(229)
Inventory reserves	1,737	1,061
Deferred income taxes	152	449
Excess income tax benefit from exercise of stock options	—	(88)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(27,740)	(11,789)
Inventories	(44,047)	(7,784)
Other assets	4,698	785
Accounts payable	24,613	687
Accrued expenses and other liabilities	2,884	7,842
Net cash provided by operating activities	6,712	50,037

Cash flows from investing activities:
Purchase of property, plant and equipment	(22,639)	(9,814)
Purchase of available-for-sale investments	—	(55,148)
Proceeds from sale of available-for-sale investments	—	39,272
Cash paid for acquisitions, net of cash acquired	(264)	(5,072)
Escrow refund, net of purchase price adjustments	12,219	—
Net cash used in investing activities	(10,684)	(30,762)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(8,497)	(239)
Proceeds from borrowings under the Revolving Credit Facility	35,000	—
Principal payments under the Revolving Credit Facility	(60,000)	—
Excess income tax benefit from exercise of stock options	—	88
Proceeds from stock options exercised	6	—
Purchase of treasury stock (subsequently retired)	—	(10,603)
Net cash used in financing activities	(33,491)	(10,754)

Effect of exchange rate changes on cash and cash equivalents	(19)	(2,482)

Net (decrease) increase in cash and cash equivalents	(37,482)	6,039

Cash and cash equivalents at beginning of period	90,180	92,902

Cash and cash equivalents at end of period	$52,698	$98,941

NBTY, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the six months ended March 31,
(In thousands)	2008	2007
Cash flows from operating activities:
Net income	$90,048	$108,210
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of property, plant and equipment	482	1,112
Depreciation and amortization	27,655	28,746
Foreign currency transaction (gain) loss	(1,385)	212
Stock-based compensation	518	—
Amortization and write-off of deferred charges	372	1,515
Allowance for doubtful accounts	(174)	(384)
Inventory reserves	2,465	4,265
Deferred income taxes	903	7,385
Excess income tax benefit from exercise of stock options	(4,984)	(1,884)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(153)	(203)
Inventories	(8,156)	(19,623)
Prepaid expenses and other current assets	4,849	10,967
Other assets	(608)	(150)
Accounts payable	13,927	6,807
Accrued expenses and other liabilities	(10,946)	5,058
Net cash provided by operating activities	114,813	152,033

Cash flows from investing activities:
Purchase of property, plant and equipment	(21,693)	(20,880)
Purchase of available-for-sale investments	(159,884)	(317,050)
Proceeds from sale of available-for-sale investments	248,728	191,472
Cash paid for acquisitions, net of cash acquired	(5,072)	(37,005)
Cash collateral securing loan	—	(18,539)
Net cash provided by (used in) investing activities	62,079	(202,002)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(481)	(425)
Payments for financing fees	—	(1,649)
Excess income tax benefit from exercise of stock options	4,984	1,884
Proceeds from stock options exercised	3,852	634
Purchase of treasury stock (subsequently retired)	(171,008)	—
Net cash (used in) provided by financing activities	(162,653)	444

Effect of exchange rate changes on cash and cash equivalents	(2,233)	1,957

Net increase (decrease) in cash and cash equivalents	12,006	(47,568)

Cash and cash equivalents at beginning of the period	92,902	89,805

Cash and cash equivalents at end of the period	$104,908	$42,237